Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

Enzo Biochem’s Life Sciences Unit Reaches $21 Million Patent Infringement Settlement in Delaware

With Illumina, Inc.

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Resolved Suit Is One of 11 Infringement Cases Brought in Delaware Federal District Court;

Six Remain Pending

NEW YORK, NY, July 7, 2016 -- Enzo Biochem, Inc. (NYSE:ENZ) today announced that its subsidiary, Enzo Life Sciences, Inc., has reached and finalized a settlement with Illumina, Inc. (Nasdaq: ILMN) that included a payment of $21 million to Enzo in an action brought in Delaware Federal District Court by Enzo alleging infringement of its U.S. Patent No. 7,064,197, entitled System, Array and Non-Porous Solid Support Comprising Fixed or Immobilized Nucleic Acids.

This settlement resolving the dispute between Enzo Life Sciences and Illumina impacts only one of 11 cases originally brought by Enzo in the United States District Court for the District of Delaware alleging patent infringements against various companies, five of which are now resolved and six of which remain pending.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact: For Enzo Biochem, Inc. Steven Anreder Anreder & Company 212-532-3232 steven.anreder@anreder.com	or	Michael Wachs CEOcast, Inc. 212-732-4300 mwachs@ceocast.com